Saia Inc. – Saia – Earnings Conference Call Transcript – 02/10/2026 10:00 AM ET

Company Participants

Matt Batteh - Executive Vice President & Chief Financial Officer

Fritz Holzgrefe – President & Chief Executive Officer

Conference Call Participants

Jordan Alliger - Goldman Sachs

Jon Chappell - Evercore ISI

Chris Wetherbee - Wells Fargo

Stephanie Moore - Jefferies

Scott Group - Wolfe Research

Richa Harnain - Deutsche Bank

Ken Hoexter - Bank of America

Tom Wadewitz - UBS

Brian Ossenbeck - JP Morgan

Ravi Shanker - Morgan Stanley

Ben Moore - Citigroup

Reed Seay - Stephens

Jason Seidl - TD Cowen

Eric Morgan - Barclays

Harrison Bauer - Susquehanna

Tyler Brown - Raymond James

Operator

Good day, and welcome to the Saia, Inc. Fourth Quarter 2025 Earnings Conference Call.

[Operator Instructions]

I would now like to turn the conference over to Matt Batteh, Saia's Executive Vice President and Chief Financial Officer. Please go ahead.

Matt Batteh

Thank you, Betsy. Good morning, everyone. Welcome to Saia's Fourth Quarter 2025 Conference Call. With me for today's call is Saia's President and Chief Executive Officer, Fritz Holzgrefe.

Before we begin, you should know that during this call, we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties and actual results may differ materially. We refer you to our press release and our SEC filings for more information on the exact risk factors that could cause actual results to differ.

Also, in the third quarter of 2025 we recorded $14.5 million in net operating expense impact from a gain on real estate disposal and impairment of real estate. When we discuss adjusted operating expenses, adjusted cost per shipment, adjusted operating ratio or adjusted diluted earnings per share for the third quarter 2025 or full year 2025 in our comments, it refers to our adjusted results that exclude the gain from that sale and impairment on that property. See our press release announcing fourth quarter results for a reconciliation of non-GAAP financial measures. That press release is available on the Financial Releases page of Saia's Investor Relations website as well.

I will now turn the call over to Fritz for some opening comments.

Fritz Holzgrefe

Good morning, and thank you for joining us to discuss Saia's fourth quarter and full year results. As we look back on 2025, I am proud of our team's resilience and focus, delivering strong execution for our customers, even as volume patterns shifted day-to-day amid constant change. Having now completed our first full year with a national network, I'm more excited than ever before about the future of Saia. Throughout the year, our now national footprint provided opportunities with both new and existing customers, as our expanded reach enabled us to provide our industry-leading service in more markets.

Having a national presence provides us with the opportunity to solve more problems for more customers, which we believe has resulted in increased market share. Our record capital investments of more than $2.0 billion over the last three years have allowed us to rapidly expand our footprint in a short period of time, and I believe we're still in the early stages of capitalizing on the opportunity that a national network provides. Of course, our achievements would not be possible without a best-in-class team.

While the demand environment remained dynamic throughout the year, our team responded to our customers' needs every day. Our core operations performed as we expected for the fourth quarter, however, reported results were impacted by self-insurance costs late in the quarter. Our fourth quarter operating ratio of 91.9% reflects these increased self-insurance costs. The sequential deterioration from third quarter's adjusted operating ratio was impacted by unexpected adverse developments on a few cases, arising from accidents that occurred in prior years, which required reserve increases in the period of approximately $4.7 million. As we well know, accident-related costs continue to rise due to increased litigation costs and settlement values, as well as general inflation, and can develop, sometimes unexpectedly, over several years. Regrettably, this unexpected need for reserve increases was related to accidents that happened years ago.

However, we continue to invest in industry-leading training and safety technology. We're seeing positive trends in our safety statistics. During 2025, despite having the largest fleet in company history and internal miles increasing by 2.4% year-over-year, we saw a 21% reduction in our preventable accident frequency and a 10% decline in lost-time injuries, reflecting the benefits of these ongoing investments in safety.

Focusing on the fourth quarter, volumes continued to reflect the muted demand environment the industry experienced throughout the year. Shipments per day were down 0.5% compared to the fourth quarter of 2024, while tonnage per day was down 1.5% compared to the same period last year.

As is typical, we experienced some volume shifts in the weeks after the GRI, which was implemented on October 1st, and we remain extremely focused on ensuring that we are compensated appropriately for the quality and service that we provide to customers. When we analyze the results of the GRI closely, we're pleased to see customer acceptance trend slightly above historic levels. Similarly, contractual renewals remained strong in the quarter, averaging 4.9% on the book of business contracted in the quarter. We continue our efforts to ensure that we are fully compensated for quality and service we provide, and have seen a 6.6% contractual renewal increase in the month of January 2026.

Despite the volume decline, our fourth quarter revenue of $790.0 million is a record for any [fourth] quarter in our company's history. Mix headwinds continue to impact our results, with slight decreases in weight per shipment and length of haul compared to the fourth quarter of 2024. Additionally, revenue per shipment, excluding fuel surcharge, decreased 0.5% compared to last year. As we've discussed in our prior quarters, the volume decline in our Southern California region continued, as volume in the region in the fourth quarter was down about 18% compared to the prior year. This region is typically our highest revenue per bill market, and the volume decline caused an estimated $4 million revenue reduction for the quarter.

While the Southern California region continues to play a factor in our mix dynamics, we're seeing growth with customers in both legacy and ramping markets, as our expanded footprint allows us to get closer to our customers and handle segments of their business that we may not have had access to prior to the network expansion. Reflecting our ability to provide industry-leading service in more geographies, we were able to drive revenue per shipment, excluding fuel surcharge, up 1.1% sequentially from the third quarter.

Our nationwide network has now been fully operational for one year, giving us clear perspective on the impact of our generational opportunity to expand a network over a very short period of time. Over the past year, we strengthened relationships with existing customers while bringing our high-quality service to many new customers, contributing to what we believe is a record level of market share gain. These customer relationships will continue to develop, reflecting the long-term value of the strategic investments we've made over the past few years.

[Even] with our network expansion, we were able to achieve cargo claims ratio of 0.47% in the fourth quarter, which is a company record for any quarter. Considering the size and scope of our national network, with newer locations still in early stages of their lifecycle and employing newer Saia employees, this customer-centric metric is a testament to the culture instilled at each location in our organic expansion and our team's ability to perform at the highest level. This level of service reflects our team's consistent effort and attention to detail - core strengths that have helped establish Saia as a leading national LTL carrier.

I'll now turn the call over to Matt for more details from our fourth quarter results.

Matt Batteh

Thanks, Fritz. Fourth quarter revenue was largely flat compared to the prior year, increasing by 0.1% to $790.0 million, while revenue per shipment, excluding fuel surcharge, decreased 0.5% to $297.57 compared to $299.17 in the fourth quarter of 2024. Fuel surcharge revenue increased by 6.1% and was 15.0% of total revenue compared to 14.1% a year ago. Yield, excluding fuel surcharge, increased by 0.5%, while yield increased by 1.6%, including fuel surcharge.

Tonnage decreased 1.5%, attributable to a 0.5% shipment decline, in addition to a 1.0% decrease in our average weight per shipment. Our length of haul decreased 0.1% to 897 miles.

Shifting to the expense side for a few key items to note in the quarter. Salaries, wages and benefits increased 6.1% compared to the fourth quarter of 2024. This increase was primarily driven by increased employee related costs, which include a company-wide wage increase of approximately 3% on October 1st, partially offset by a 5.1% reduction in headcount compared to prior year, as we continued to improve efficiency and match hours to volume. Excluding linehaul drivers, headcount decreased 6.4% compared to the prior year. The year-over-year increase in salaries, wages and benefits also reflects the rising costs of self-insurance, which continues to be inflationary.

Our network expansion and continued investments in technology have positioned us to in-source miles, a trend that has continued over the past few years. As a result, purchased transportation expense, including both non-asset truckload volume and LTL purchased transportation miles, decreased by 0.8% compared to the fourth quarter last year and was 7.3% of total revenue compared to 7.4% in the fourth quarter of 2024. Truck and rail PT miles combined were 12.0% of our total linehaul miles in the quarter, down from 13.1% in the fourth quarter of 2024.

Fuel expense for the quarter increased by 0.2% compared to the prior year, while company linehaul miles decreased 2.0%. The increase in fuel expense was primarily the result of a 4.8% increase in national average diesel prices on a year-over-year basis.

Claims and insurance expense for the quarter increased by 12.3% year-over-year. As Fritz noted, this increase was primarily due to adverse claim development on a few accident cases late in the fourth quarter of 2025 related to accidents that happened in prior years. In 2025, we were pleased to see a decrease in the number of preventable accidents year-over-year. However, the costs per claim continued to rise due to increased cost of litigation and increases in settlement values.

Depreciation and amortization expense of $62.9 million in the quarter was 16.4% higher year-over-year, primarily due to ongoing investments in revenue equipment, real estate and technology. Compared to the fourth quarter of 2024, cost per shipment increased 6.1% largely due to increases in self-insurance related costs and depreciation. Group health insurance alone accounts for more than 30% of the year-over-year cost per shipment increase due to continued inflation and healthcare-related costs. We continue to believe that we provide best-in-class benefits to support our employees, who drive increased customer satisfaction, and while a headwind, we have absorbed the majority of the market rate increases that we have seen over time.

Total operating expenses increased by 5.6% in the quarter, and with a year-over-year revenue increase of 0.1%, our operating ratio increased to 91.9% compared to 87.1% a year ago. Our tax rate for the fourth quarter was 22.7% compared to 23.0% in the fourth quarter last year, and our diluted earnings per share were $1.77 compared to $2.84 in the fourth quarter a year ago.

Moving on to our full year 2025 results. Revenue was a record for Saia, increasing 0.8% compared to 2024, while operating income was $352.2 million. Adjusting for one-time real estate transactions, our operating income was $337.7 million for 2025. Our operating ratio for the year deteriorated by 410 basis points to 89.1%, while our adjusted operating ratio was 89.6% for 2025.

Focusing on the balance sheet, we finished the year with just under $20 million of cash on hand and $63 million drawn on the revolving credit facility to bring us to approximately $164 million in total debt outstanding at the end of the year, which is down from $200 million at the end of 2024.

Looking back on 2025, I was pleased with our team's core execution despite a challenging macroeconomic environment. We in-sourced more miles compared to the prior year, cost-optimally scaling and leveraging our fleet's national network and technology investments, driving our optimization efforts. Further evidence of our network optimization efforts shows in our handling metrics, which improved sequentially every quarter through the year and exited the year 1.5% below their first quarter peak. From a quality standpoint, our cargo claims ratio of 0.50% for the full year was a company record and improved year-over-year in every quarter compared to 2024.

We continue to see the benefit of our investments in safety, training and technology. Lost-time injuries in 2025 declined 10% year-over-year, and preventable accident frequency declined 21% year-over-year. While the underlying nature of self-insurance remains inflationary, our reduced incidences help mitigate the rising costs.

Importantly, our record investments have enabled us to drive increased customer satisfaction in more markets. Our ramping terminals, or those opened since 2022, operated profitably for the year, despite the relative inefficiencies that come with opening 39 terminals in such a short period of time. The 21 terminals that we opened throughout 2024 continue to mature, and we estimate that those terminals increased revenue market share by approximately 80 basis points in 2025.

In aggregate, our ramping terminals, while weighing on the company's operating ratio, contributed incremental operating income for the year. We are seeing tangible results with our customers through our expanded service offerings, and I believe we are just beginning to unlock the full potential of our national network and technology investments.

I will now turn the call back over to Fritz for some closing comments.

Fritz Holzgrefe

Thanks, Matt. Despite uncertainty surrounding volumes and the broader macroeconomic environment in 2025, I'm proud of how our team adapted each day to meet our customers' needs. Every day represents new variables, yet our ability to consistently deliver strong service and quality metrics reflects the strength of our Saia culture across both our legacy and ramping terminals.

While the inflationary costs associated with our industry continue to be more pronounced in certain areas, we're actively working to manage these costs through the use of network optimization technology. We accelerated our network optimization efforts that began in the first quarter of 2025 and are already seeing cost savings as a result. Fueled by our ongoing investments in technology, these initiatives improved density and efficiency across our national footprint, with handles declining steadily from the first quarter peak. As our network continues to scale - adding density and enhancing our ability to service customers - our value proposition continues to become increasingly clear.

These investments we have made over the past three years - more than $2 billion - have strategically allocated capital toward real estate, revenue equipment and technology to support our long-term profitable growth. In addition to the investments we've made in our network expansion, investments in revenue equipment and fleet modernization have improved operating efficiency and safety, while also positioning us to improve the customer experience. We've also invested heavily in technology to optimize network performance and drive operating leverage, including advanced analytics for operational and profitability insights, customer-facing capabilities, employee training and process automation. We believe that the combination of these investments strengthens our competitive position and supports sustainable value creation for shareholders.

As we look to 2026, our focus remains on strengthening core execution by continuing to invest in both technology and our people. Our national network provides a complete LTL solution for our customers, and our success is defined by consistently meeting and exceeding customer expectations while generating an appropriate return for these significant investments. We believe strongly that our national network is poised to scale as macroeconomic conditions improve. By leveraging these investments, combined with our team's commitment to excellence, we expect to drive incremental improvements to our performance in 2026 even if the macroenvironment remains soft as it was in 2025.

The network investment over the past few years reflects a considerable deployment of capital, which requires a return. Our emphasis through 2026 will be an intense focus on ensuring that we see a return on these investments. We expect to be fairly compensated for these investments as our customers benefit from the increasing scale and quality that we provide.

Over time, we'll need to continue to reinvest in the inflationary and capital-intensive network and find ways to continue to deploy technology to operate more efficiently. On-going investment will require that we are appropriately compensated to provide a return to our shareholders.

With that said, we feel very strongly that our business has never been in a better position to drive value for our customers and returns for our shareholders.

With that said, we're now ready to open the line for questions, operator.

Operator

[Operator Instructions]

The first question comes from Jordan Alliger with Goldman Sachs. Please go ahead.

Jordan Alliger

Hi, morning. I was just wondering, can you perhaps, in the context of how your monthly tonnage data has been going through the quarter and then January, how that may tie into your thoughts around sequential margin seasonality 4Q to 1Q? Thank you.

Matt Batteh

Sure. Hey, Jordan. I'll give the monthlies just so that everyone has that. October shipments per day were down 3.4%, tonnage per day down 3.3%. November shipments per day go up 2.6%,and tonnage up 1.8%. December shipments up 0.6%, tonnage down 2.2%. Then when I look at January, we had some of the weather impacts that passed through, so shipments per day down 2.1%, tonnage per day down 7%. Keep in mind that we've seen consistent weight per shipment for the past five or six months now, which is good to see that stability. We're comping some pretty heavy-weighted shipment periods in the first quarter of last year. So, keep that in mind from a weight per shipment standpoint.

If you remove the impacts of the storm or normalize them, shipments in January would have been slightly positive, which continues the trends that we've been seeing, so relatively in line there. From the margin standpoint, if you look at history, Q4 to Q1 sequentially is typically a degradation of about 30-50 basis points worse. If we get a normal February, normal March, we think we can outperform that and beat that. If we get a stronger than normal March and see some of that come to fruition, we think we can even further outperform that and get below where we were last year, which really feels like we set up for a pretty good backdrop from that point.

Fritz Holzgrefe

And I think that's the really important point, that we get through Q1, we've seen the macro data that's out there that has come up and has been positive. There are trends out there that would appear to be positive. This is our time, where we've invested and positioned ourselves for this opportunity. And I think that you build off what we could see in the first quarter, as Matt outlined. And I think you're looking at a full-year kind of OR improvement, 100-200 basis points. If macro is kind of at the upper end of the trends, then I think that's only better for us.

So, this is the scaling point. This is the time, why we made the investments we have over the last number of years.

Matt Batteh

Just one point, Jordan, to clarify, the sequential margin, we're viewing that off of a normalized Q4, if you remove the one-off impacts that we called out. Just wanted to make that clear.

Jordan Alliger

And so, that excludes that $4.7 million of insurance?

Matt Batteh

That's right.

Jordan Alliger

Okay. Thanks very much.

Operator

The next question comes from Jonathan Chappell with Evercore ISI. Please go ahead.

Jonathan Chappell

Thank you. One super quick clarification, Fritz. That 100-200 that you just mentioned, what's the tonnage backdrop behind that? I know it's like the macro's not getting better, but is it positive, is it slight, etc.?

Fritz Holzgrefe

I would just say that I'm looking at the ISM data, so I'm expecting that there'll be some positive backdrop there. So, in a positive backdrop, that's good for Saia. I think that we've seen some other macro data out there that would be positive, I think that would lead to a market in which we'd see some potential tonnage growth. And if that's the case, then I think that's an opportunity for us. So, I think it's more about if those things come together; this is why this is such a compelling opportunity for us. If those things don't come together, then I think we're in a position where we could still improve OR, but clearly would be at the lower end of the range I described. But in a favorable backdrop, I like the opportunity.

Jonathan Chappell

All right. And you said several times getting compensated appropriately. Matt said the GRI acceptance was a little better than usual. Is this a year where if you get a little bit of volume tailwind and the weight seems to be relatively consistent, what type of range are we looking at for pricing yield? How do we want to measure revenue per shipment type of growth this year?

Matt Batteh

Well, I mean, look, obviously, we haven't been netting the renewals that we've been taking. Part of that's just volume shift in the period. But core inflation in this business is going up. We've got to be able to push and take rate, and part of that's been the ability to close the network gap and to provide more equal service in these markets with the national scale. So, that's how we think about it. The weight per shipment, obviously, is a headwind year-over-year in Q1. But after that, you start to normalize it a little bit more. Revenue per shipment improved 1.1% sequentially from Q3 to Q4. So, you see it in the renewal number. We're focused on it. And we're not taking a day off from that, even though the environment's a little bit light. We've got to get paid for it.

Fritz Holzgrefe

I mean, this is year two of a national network, and we should expect to price ahead of inflation and develop a margin on that. $2 billion investments over the last three years deserves a return and we're focused on getting that return and being in a position to reinvest in the business overtime.

Jonathan Chappell

Got it. Thanks, Matt and Fritz.

Operator

The next question comes from Chris Wetherbee with Wells Fargo. Please go ahead.

Chris Wetherbee

Thanks. Good morning, guys. I wanted to ask about the new terminals opened and kind of the relative profitability. It sounds like they did contribute positively to operating profit for the year. Can you give us a sense of where maybe the OR for those are?

And then, Fritz, in the context of the 100-200 basis points, how do we think about the contribution of the new terminals? Is that where if you can get some incremental volume, you could see much more material improvement in the OR there to drive towards the top end of that 100 to 200?

Matt Batteh

From the first part, Chris, they're a drag on the company wide. They range; we've got some that are sub-95 and we've got some that are higher than that. In aggregate, they're sort of mid to upper 90s. When we opened them in 2024 for the biggest batch, those weren't all opened early in the year. Throughout the course of last year, we just eclipsed a year of these operationally, which is really something that we're pleased with and proud of. We've got room to go and work to do. But they're in that range.

Fritz Holzgrefe

I would add that the margin improvement's going to come from the new terminals; they're not going to be a drag overtime. I point you back to when we did the Northeast expansion, we saw that those develop sort of maturity, we can drive incrementals in those. I think what's different this go around in the Northeast is the incremental opportunities across the business. If you study our network cost stats that we described earlier where we're able to in-source and scale more of our linehaul network, that's all about building densities across a national network. Part of that is the contributions of the new facility. I think that is why this was such a compelling investment to make. If we get the environment, we can accelerate that sort of performance.

I think it's great because it's going to come from both new and old, but it's going to benefit the national network.

Chris Wetherbee

Okay. Helpful. Thank you.

Matt Batteh

We're seeing real opportunities with that, Chris, just in customer conversations. You don’t always get turned on overnight to some of that business, but the level of discussions that we can have with customers or even, frankly, customers that we didn't have the opportunity to get in the door with because they want simplicity. They want ease of doing business. When you've got a full national network, you get that opportunity.

So, to Fritz's point, it's not just the scale on the new ones. Even though we covered some of these markets before, we're getting new opportunities because we can have those discussions at a better level of detail and do more for customers.

Chris Wetherbee

Helpful color. Thanks, guys. Appreciate it.

Operator

The next question comes from Stephanie Moore with Jefferies. Please go ahead.

Stephanie Moore

Great. Thank you so much. Returning to the pricing commentary, could you discuss a little bit on what you're seeing in the overall pricing environment? Also, as you think about your higher pricing capture, would you say this is more so customers starting to recognize the investments that you've made? Or maybe it's both. Are you being a bit more tactful with your own pricing actions? Thanks.

Matt Batteh

From the environment, I'd say we continue our own initiatives. We don't ever take a day off from that as the business is inflationary, we have to go get rates. So, we're continuing those efforts and really pushing the envelope harder in a lot of instances. So, no change from us there. Obviously, with capacity, with where it is for everybody, shippers have options, and they are maybe more willing to move to a more regional carrier or something for the time being, but that's just a product of where we are, I wouldn't say that's new. We've been seeing that for the past couple of years, with the capacity environment the way it is.

Our view is that if you look at history, when the environment gets a little bit tighter from a capacity standpoint, there's a flight back to quality and a flight back to national carriers. So, we're not taking a day off from the pricing aspect of it.

In terms of our higher capture rate, we track that very closely. We study the results of the GRI and all pricing actions really closely. I think it's a combination of two things. We're getting more granular than we have before, and we're using our analytical tools to focus on key opportunity areas for us. But I think, importantly, the opening of these terminals that's given us national scale has made it harder for customers to change out.

When you've got a better value proposition and you've got the opportunity to go and talk to them about what you can do for them in every market, which we haven't always had the ability to do, you get more conversation points. So, I think it's a combination of both.

Fritz Holzgrefe

I would emphasize Matt's last point. A national network and a high-level consistent service, that makes that pricing discussion more palatable. If you're doing a great job, you come and say, look, this is the value I'm creating for your supply chain. And this is what we need to do to be able to continue to support our customer’s success and in continued success in our business. That is a continued opportunity for us, and only heightens now because of the success of the national network.

Stephanie Moore

Thank you. No, that's important context. Just to follow up on the volume trends and the sequential improvement we've seen for the last couple of months, as you kind of look at what your customers are telling you or what you're seeing, do you think that it's generally more optimism, kind of like what we've seen maybe in some of the macro data points, or is this truckload capacity? How does this compare to maybe what we saw at the start of 2025? Any context on the overall demand environment would be helpful. Thanks.

Fritz Holzgrefe

I think it's a little bit of everything. I think it's a little bit more positive end of the year, which is good. I think there's some structural market influences here. I think, in total, the tenor might be just a bit more positive. I think that's good. Now, I will caution just by saying, we're seeing it and hearing it a bit in customer conversations. I'd like to see it more in volumes too. So, some of that will develop through the quarter. We think it will. Until we actually see it in the results, there is a potential that things could change. Overall, I would say year-over-year, the factors would appear to be more positive.

Stephanie Moore

Thank you.

Operator

The next question comes from Scott Group with Wolfe Research. Please go ahead.

Scott Group

Thanks. Good morning. Matt, you were going pretty quick. What was the comment about Q1? Maybe it's going to improve? Maybe it's not going to improve on a year-over-year basis? I just wasn't sure about the two different sort of environments you were talking about. Just if you can just add a little bit more color. Then I have a follow-up.

Matt Batteh

If you normalize for the Q4 item that we called out and use that as the anchor point, history says that Q4 to Q1 typically deteriorates 30 to 50 bps, in that range, there are different years, obviously. We think we can beat that, just thinking about if we get a normal rest of February, a normal March. But, if March comes in a little bit more strong, and we're starting to see some of this ISM data come through, whatever it may be, we think we can further outperform that and potentially get it below where Q1 operated last year. Obviously, a long way to go between here and there, but that's the distinction between the two. It would be more about March coming in a little bit stronger than what we would typically see in history.

Scott Group

Okay. And then just a couple of other things. When do you think we start to see the yields or revenue per shipment trends catch up to the renewal trends? And then it sounds like you're talking a little bit more about in-sourcing linehaul. When do you think we start to see that purchased transportation line start to more meaningfully decline as a percentage of revenue? Thanks.

Matt Batteh

On the revenue per shipment side, keep in mind how weight per shipment impacts yield. Weight per shipment, you get a read from how that looks just with January numbers. So, a headwind there from a revenue per shipment standpoint, that helps yield. But then it starts to normalize a little bit more in Q2, Q3. Weight per shipment's been relatively steady for us over the past five or six months, which has been good to see. So, once you start lapping some of the Q1 weight per shipment headwinds, I think we start to see that in the Q2 and Q3 period. And obviously, if the environment tightens up a little bit more, we're going to see that run further, and we're going to press the gas even harder on that.

If you look at it from a PT standpoint, one of the things that we've talked about for a long time is just the ability to run more balanced when you've got a full nation-wide network, sell in and out of more geographies. PT, as a percent of total miles for the full year of 2025, was 12.1%. If you go back to 2021 period, that number was over 18% of miles. So, we've reduced it pretty dramatically over time, cost-optimally. We still feel really good about how we use PT. But when you have a nationwide network, you're able to balance the network more, run more efficiently as you get more balance between your terminals. So, it's come down a good bit over the years, but we still feel really good about how we use it.

As the network continues to scale and certainly as volume comes back, we're going to have further opportunities around that, but we feel good about how we use it.

Fritz Holzgrefe

I think, Scott, too, just to add, we have studied that, more cost per shipment in total or network cost per shipment. So, the PT line unto itself, that certainly is one line, but our salary, wages and benefits also has internal costs in there. So, we kind of look at those two combined. Over time, we like that trend and I think as the business scales, we'll continue to see that improve meaningfully.

Scott Group

Appreciate the time, guys. Thank you.

Operator

The next question comes from Richa Harnain with Deutsche Bank. Please go ahead.

Richa Harnain

Thanks, operator. Hello. Good morning, gentlemen. Just quick clarification on the January information, Matt. You said that ex-weather shipments were up a little bit. Could you tell us what tonnage was doing ex-weather? Sorry if I missed that.

Matt Batteh

Shipments would have been up a little bit and tonnage down about 4%, 4.5%.

Richa Harnain

Got it. Okay. Thank you. And then you both have been talking about how the network is very poised to scale. I wanted to ask about trends in cost per shipment. Ex. those self-insurance costs bumping higher, it still felt like it was higher than what we usually see sequentially per your ten year average. I think cost per shipment was up 5.7%, usually we see a 4% increase Q3 to Q4. I know Q3 was a very solid cost-out quarter for you, and that's part of it, the base being lower. But how should we think about cost going forward? Are you carrying just extra costs as a result of your network expansion, and it's going to take a more pronounced upturn to absorb all that? Maybe just talk about that.

And along those lines, you can mention how much excess capacity or slack you feel like you have in your system today to absorb extra volume should it come in. Thanks.

Matt Batteh

So, if I look at the cost side of it, we don't typically look ten years back. Our business has changed so much over that period. So, if you look at a little bit more of a shorter period of time, Q3 to Q4, cost per shipment generally is up in a sort of 5%, 5.5% range. And keep in mind too, that includes historically where you have a wage increase impact both in Q3 and Q4. We didn't have the wage increase in Q3 this year, we had it on October 1st. So, that's an automatic headwind of an increase in cost compared to what you would see in a historical number. So, that's one piece of it.

You've got volume that's down 4.3% Q3 to Q4 on just a calendar period and you've got two fewer workdays in the period.

So, you've got fixed costs that are just over a shorter amount of days, and I would say all those workdays aren't real revenue days. The day after Christmas is a workday, but it's not a full-volume day. So, you just don't get that leverage. But if you think about that, that piece is important on the wage increase where it wouldn't have been in that historical number. Obviously, we're going to always work on that, we've got room to improve, but we feel like we managed it pretty effectively, if you look in line with some of those historical trends. And we called out the headcount portion, too. Headcount year-over-year in Q4, excluding linehaul drivers, is down 6.4%. If you look at that sequentially from Q3, that's down about 2%.

So, we continue to match hours with volume and feel good about how we're managing it. But, we can't take a day off from that. We have to work through that all the time. On the network standpoint, we've got excess capacity. Like Fritz said, we opened all these terminals for a reason. It was a generational opportunity for us to expand the network. We have, it's going to vary by market, but I'd say on a broad base, 20%-25% excess capacity, we're prepared for an inflection.

But important to note, capacity in LTL comes in a lot of different ways. It's terminals, certainly, but it's also doors, it’s yard space, it's people, you’re really the lowest common denominator of all those pieces when you think about capacity, but this is why we did this. We expanded in what's turned out to be a prolonged freight cycle, but if we had it to do all over again, we'd do the same thing because we feel really good about what the opportunity is for us over the long term of the business. We feel really poised to scale when the environment gives a little bit of an uplift.

Richa Harnain

Thank you.

Operator

The next question comes from Ken Hoexter with Bank of America. Please go ahead.

Ken Hoexter

Great. Good morning. Just want to clarify. You were down 7% in tons in January. One of your peers was flat. So, I just want to understand what's going on in the market maybe a little bit. Were you more impacted by weather as a national carrier as they are? Is there a difference in end markets, SMB adds? Just want to understand if somebody's being more aggressive in pricing versus that differential.

And then in the past, I just want to take this another level. You've noted revenue per shipment, ex-fuel is a good indicator for price. A lot of discussion here on revenue per shipment given that it was down year-over-year. And I get the weight, Matt. But you noted contracts were up 6.5% in January, accelerating from just shy of 5% in the fourth quarter. So, is that demand picking up, and thoughts on pricing is accelerating? Just maybe one on tonnage, one on pricing if you can.

Matt Batteh

First of all, we're not seeing anybody on the pricing side act differently. The environment continues to remain rational, nothing different from what we've continued to see there. The tonnage comp for us, if you look at just where weight per shipment was the first three or four months of last year, that's the biggest component of this. Weight per shipment's been relatively steady, call it sort of May, June of 2025 to where we are now. We're just lapping some weight per shipment comps that are much higher than that. So, that's why the tonnage number is what it is for us. I would say from the peer set that you're talking about, I think weight per shipment's relatively consistent, I’d have to go back and look, but that's really what the driver of that is, the higher weight per shipment comp, which continues to be a headwind through March, April timeframe. Then it starts to flatten out compared to where we are now.

Fritz Holzgrefe

I think the only thing I would add is just on January discrete. We've incorporated the impact of this in Matt's discussion around what we think about Q1 in total, but that weather system, it's an outdoor sport, you got to deal with weather every year. When Dallas gets shut down or Texas market is impacted, that's the biggest portion of our company. So, that's going to have a relatively large impact on us versus maybe some of our peers. But, our guys did a heck of a job rallying, getting us back in position. But when Dallas through Memphis is frozen and Texas is frozen and we're not operating, and you can track that on our website, that's tough for us. But, because of the great work by those teams, we recovered from that. We're back to full-scale operation now.

I feel good about what the trends are for the full quarter. For January, there were a few days there that was pretty tough.

Ken Hoexter

And, Fritz, if I could just get one clarification just because I've gotten some questions on the assumption for the first quarter, the OR commentary. I know you tried to answer this before, but I just want to get clarification. The tonnage that you're now assuming, I know you said it could get better. What's the base case for that 100, 200, maybe midpoint in your tonnage assumption?

Matt Batteh

The Q1 headwinds from a weight per shipment standpoint, then it flattens out. I think for the top end of that range, like Fritz talked about for the full year, a little bit of shipments and tonnage lift would be embedded in that, but, importantly, we still feel like we can drive improvements even if the macroenvironment doesn't get a lot of uplift and just stays similar to what it was last year.

Fritz Holzgrefe

We look at historic seasonality through the quarter from here. January's tough, we had the weather. But February and March would look like our normal, typical seasonality.

Ken Hoexter

All right. Thanks, guys.

Operator

The next question comes from Tom Wadewitz with UBS. Please go ahead.

Tom Wadewitz

Good morning. I wanted to understand a little bit more your thoughts about flat freight market and how you would think Saia will perform, if that's the case. It'd be great if ISM is right and you see a better backdrop, but what if you don't see that cyclical improvement? So, in particular, do you think you'll transition to shipment growth if that's the backdrop? It kind of seems like December and January, it's hard to see outperformance versus the market, or it's not as clear maybe versus what you've been going at.

So, how do you think about when you get beyond the tonnage headwind in 1Q, when you get beyond weather, what does shipment growth look like for Saia against a flat freight market?

Fritz Holzgrefe

I'd look back to last year and how we performed in the market, however you want to describe it - flat, soft, recessionary, etc. The growth for us came in our developing new markets, ramping markets. I think that's going to continue into this year. I don't see any reason why that sort of level of customer acceptance wouldn't continue.

I think in our legacy markets, what you'd see is sort of normalize, flatten out there compared to what we saw in 2025. Then it's a focus on core execution. In a flat market from here, you probably would see kind of us grinding out some share. Primarily because customers look at us and say, that's a great product. This is a national network. This is working. We take share in that way.

We price accordingly to try to continue to get those returns. I think it's the 2025 playbook in a flat market into 2026. If the ISM develops like it would sort of indicate, I think that's what's exciting. That's where I think you could accelerate that. Do I look at December and January volume trends? I always comment or note that over the course of the year, I don't know if February, January, or December are the 10, 11, 12 most important months of the year. I don't know if there's a huge trend in there, but I think the underlying execution for us has been good despite sort of the macro conditions.

Tom Wadewitz

Okay. Well, I appreciate that. So, how do we think about the low end of that 100 to 200 basis points? Does that assume some growth in revenue per hundredweight that you kind of get? I know you've had questions on it, but does that assume you get to two points of growth in revenue per hundredweight, and then also a little bit of shipment growth? Or what kind of revenue growth backdrop do you need to get that low end of your OR comment?

Fritz Holzgrefe

Listen, I think that if we get sort of a macro freight market that is growing a bit, by 1%, 2%, that'd be great. But at the end of the day, we're not interested in leading the league in shipment growth. This is more about focusing on generating a return. If the market were stronger than that, you might see more of us, more of our return coming from evolving or developing revenue per shipment. That probably accelerates in that kind of environment. Then we'll get some growth in our new markets, we will continue to grow. So, the combination of that would take us up. That revenue piece is really going to drive the incremental.

I would say that in that range that we've given, we've assumed that when we talked back in the last quarter, we said 50 basis points of improvement into this year just in a steady state grind environment. If we get a little bit of growth into the year, can we get to 100? Absolutely. If you get more growth and a little bit more pricing as well, then you're going to go to the upper end of that range. If you're investing and looking at Saia, what you're focused on is you say, wow these guys know how to monetize the capital that they've deployed in the business, that's where the incrementals really look good. I'd encourage you to consider that over time.

We can point to history. We know we've done it before.

Tom Wadewitz

Okay. So, you probably get some revenue to get to the low end of that 100 to 200. And obviously, if the market's stronger, you can do a lot more. It sounds like that's what you're saying.

Fritz Holzgrefe

Oh, absolutely. Absolutely.

Tom Wadewitz

Okay. Thank you. Appreciate it.

Operator

The next question comes from Brian Ossenbeck with JP Morgan. Please go ahead.

Brian Ossenbeck

Good morning. Thanks for taking the question. First, just to follow up on the in-sourcing linehaul, it sounds like the network is helping with that from a density perspective, but I thought you also mentioned some technology. So, is there more of a structural benefit you're getting here from an investment?

And then I just wanted to hear an update on the mix of the portfolio. You mentioned the weight per shipment, rather headwind, West Coast exposure. You had one to two-lane growth previously. So, just an update in terms of where we are in that. Is that still going to be part of a tougher comp from a mix perspective here in the first couple of quarters?

Fritz Holzgrefe

Brian, I think one of the things that's always important when you consider our cost structure is kind of reference us or compare us to our competitors, all the public guys are all larger than we are. By and large, I think that on an apples-to-apples basis, we've got a pretty good cost structure. That is largely dependent on the deployment of technologies over the last few years around how we plan, schedule and run our linehaul network. We have never been necessarily concerned with using PT if it's cost optimal.

As we have modeled the network over time, we have used PT freely when it made sense to match our cost structure and most importantly, match customer expectations. So, we deploy that optimization technology on a larger scale as we grow the business.

As you add 39 ramping points across the network, which you can do that, as you take that same technology and you figure out, all right, so what's the better way to schedule and manage our network cost, which is our linehaul and PT. And that's why the cost structure is, we feel like, pretty competitive. Although, it's challenged in a seasonally soft fourth quarter, it's still pretty good overall compared to much larger competitors. That's kind of a key skill set, technology-based solution that we deploy.

We'll continue to, like any technology, continue to invest in it because over time, you want to continue to improve the logic or algorithm that's driving those sorts of decision points. You want to continue to refine and improve that. That's something we'll continue to focus on going forward.

I think it's a competitive skill set that we have.

Matt Batteh

From a mix standpoint, Brian, the L.A. headwind, weight per shipment headwind, those late March, April timeframe are when those start to lap. Obviously, shipments were down, but in the areas that are growing, it is typically a little bit more in those shorter haul segments right now, but I think part of that is just the expansion of the network. You get opportunities with customers to solve more problems.

But, from a larger standpoint, that L.A. weight per shipment part, that recedes a little bit after the late Q1, early Q2 time period. But importantly, we're focused on driving returns on the investments and focusing on price. We've got to get paid for the service that we provide and we've got more conversation points than we ever have with a wider network.

Those are the key points on the mix portion of it.

Brian Ossenbeck

All right. Thanks. So, just to clarify, Fritz, the optimization, is it just doing more with the same technology, nothing really new incremental, just a broader base with better density; is that correct?

Fritz Holzgrefe

That is, but I think, Brian, what's important to underscore here is that we continue to invest in that technology, to further refine the algorithms we use for that and the tools that we deploy around how we plan the network going forward. So, it's not a static investment where we say, two years ago we deployed this technology and we're not making changes to it. We continue to invest in it. But that's really key for us.

Brian Ossenbeck

Right. Okay. Thanks for your time.

Operator

The next question comes from Ravi Shanker with Morgan Stanley. Please go ahead.

Ravi Shanker

Great. Thanks. Morning, guys. Just one follow-up to start. Just to confirm on this insurance, should we treat this as a one-time item, what happened in the fourth quarter, or is this the new baseline going forward? Also, you mentioned you’ve seen some volume shifts after you pushed through the GRI. Can you unpack that a little bit more? Kind of who did that go to? Was that entirely price-driven? Was that a new customer, an old one? Any further detail there would be great. Thank you.

Fritz Holzgrefe

The self-insurance or the accident expense, that's from a few years ago. Unfortunately, it was an unexpected, adverse development. So, it's appropriate to record a reserve for that. I don't expect that to be the new run rate. Certainly, you don't want things coming from prior periods like that, but the reality of it is that accident expense is part of the business, so you've got to make sure, further explanation of why you're going to focus on pricing and make sure you understand those things. I wouldn't consider that number as a run rate item. We highlighted it simply because it was unexpected, adverse from prior periods.

Matt Batteh

On the GRI aspect of it, you always see a little bit of volume move when you take the GRI. Part of that's temporary where customers are trying to shift things around, trying to save some dollars. We did it in what's typically a seasonally weaker period of the year. But there's always a little bit of movement around that. We feel pretty strongly that we're really well-positioned as that starts to flow back, but that's not out of the norm. Typically, we talk about sort of keeping 80% to 85% of that. On that segment of business, we're seeing a flow-through rate just in excess of 90%. So, we feel like we're getting a better hang on to that. We feel like it's partly the network.

We've got more opportunities where customers are saying Saia is doing a great job for me in more locations than they ever have, but you always see a little bit of volume trend. But importantly, the acceptance rates are where we're focused and where we're going to continue to press on.

Ravi Shanker

Sounds good. Thank you.

Operator

The next question comes from Ariel Rosa with Citigroup. Please go ahead.

Ben Moore

Hi. Good morning. This is Ben Moore at Citi for Ari. Hey, Fritz, Matt. Good to hear from you. Thanks for taking our question. You've previously noted not seeing meaningful restocking at retailers. Curious to hear, as you're having your conversations with customers, what's the sense on restocking? Is it starting to happen? If not, what's your sense on kind of throughout the year when that might inflect?

Fritz Holzgrefe

I don't know that we've got a specific call out for that, Ben. I think that it's what we would expect from here based on at least what the sentiment you say is kind of maybe more normal, if you will. So, I don't know that it's accelerated level of restocking or just more of a normalized supply chain management. So, I don't know that we're in the sort of up-and-down time with that. I think it seems to be stabilizing a bit. So, we don't see quite the volatility that we might have seen even six months ago against people addressing changes in their supply chain. We don't see as much of that now as we did then.

Ben Moore

Great. Really appreciate that. And maybe just as an add-on or a clarification on your 20% to 25% excess capacity you mentioned earlier, you've in the past talked about maybe anticipating as much as 35% to 40% incremental margins on the excess capacity on an inflection and kind of reaching gradually your sub-80 OR long-term target. What's your sense on that right now? Are those numbers still kind of what you have in mind targeting, perhaps maybe not 2026, but 2027 and beyond?

Fritz Holzgrefe

A $2 billion capital investment like what we've deployed in this business, the returns that we're expecting are sub-80 OR. So, now, when does that happen? I think the market is going to influence that. I don't see any reason why we don't drive the performance of the business in the low 80s and into the 70s. Parts of the network, even today, that have some level of maturity, we actually operate in the upper 70s now. If we use that as a guidepost, we say we ought to be able to do that everywhere, and that's why we made the investment. I don't think there's any hesitation on our side to say that that can't be achieved.

Ben Moore

Great. Thanks so much.

Operator

The next question comes from Reed Seay with Stephens. Please go ahead.

Reed Seay

Hi, guys. Thanks for taking my question. I wanted to touch on salaries, wages and benefits here in the fourth quarter. You talked about headcount being down, I think, above 5% year-over-year. Obviously, you had the wage increase here in October. You would think that maybe the headcount coming out and the wage increase on a year-over-year basis would offset each other. Can you talk about or just dig into the expenses in that salaries, wages and benefits line a little more? Is there anything in the fourth quarter that maybe won't repeat going forward, or is there any reason that that could potentially be elevated? Just more color there would be helpful.

Matt Batteh

We talked about the health insurance inflationary environment. We talked a little bit about that in the pre-scripted comments. If I look at headcount, excluding linehaul drivers, that's down 6.4% compared to Q4 last year and down about 2% sequentially from Q3 to Q4. On a cost-per-shipment basis, which I think is where you're getting at, Reed, if you look sequentially, you've got two fewer workdays. So, your fixed costs are spread out over fewer days, fewer shipments. You've got a shipment deterioration that you see in the sequential Q3 to Q4 numbers. Then the days that you have shipments, they are not all full revenue days, but the fixed costs of headcount, of salaries, and in a way, some of the insurance items, those are all embedded in there. But we're pleased with the pace that we continue to match hours with volume. That's just part of our business. You've got to match hours with volume.

I think more than anything, it's just you didn't have the wage increase in Q3. So, we did it in Q4. That's an automatic increase compared to you just kind of looking and modeling historically. We feel like we managed it pretty effectively in what's a challenging period of the year, plus with a more challenging environment. We knew what October shipments were on the last call, and that was a 23-workday month, which is the most important month, and November was 18 days. So, just some of those nuances and headwinds on how the calendar lines up, but we feel like we managed costs of what we typically do, on a headwind from a wage increase that was only in one period versus the combination of the two.

Reed Seay

And then, if I could just follow up on the previous question on capacity. Can you talk about the capacity difference in your new markets versus your legacy markets? I would assume you have a little more excess in your new markets as you try to build density in those, but just kind of get a feel for where the legacy markets are as well.

Fritz Holzgrefe

I think Matt walked through this pretty well earlier, but I think you've got to remember that capacity is measured by not only door count, it's yard space, it’s drivers, it’s equipment. In the new markets, we can continue to have, and would expect to at this stage, ample capacity. If things grew in those markets at a rate faster, you could easily add drivers, or we could recruit drivers and add equipment, that sort of thing.

In the legacy markets, we feel pretty well-positioned there. When we say 20%, 25%, we're taking a whole range of assumptions and locations. Unlike maybe some of our larger, more established, mature peers, our number is a whole range of variations, so there's not a lot of insight there that I can give you beyond to say, look, new markets - plenty of capacity, probably upwards of 50%. And legacy - a little bit less, probably around 20%. You got to weigh how big the new versus the old, I don't spend a lot of time worrying about it, to be honest.

Reed Seay

Got it. Well, thanks for squeezing me in, guys.

Operator

The next question comes from Jason Seidl with TD Cowen. Please go ahead.

Jason Seidl

Thank you, operator. Hey, Fritz, hey, Matt. If we look at these 39 terminals—and by the way, it's great to see them turning a profit now—how should we think about the walk to sort of an average legacy profitability? So, if we assume normalized economic environment and a rational LTL pricing environment, how many years till these terminals walk up to the average?

Matt Batteh

Well, there's a wide range in these. Obviously, on that 39, you've got a Garland, Texas facility that's more meaningful than some of the smaller ones just in terms of freight environment and magnitude. Historically, we think about these on sort of a three-ish year time horizon to get towards company average. Now, the comment that you made was on a better macro. In a better macro backdrop, we're going to get there faster.

Fritz Holzgrefe

Normal, normal.

Matt Batteh

Yeah, normal, we think about it in a three year time horizon. We've got some of these that are already operating below the company number. I mean, it's not all of them. It's a minority, certainly only a couple of them, but that's good to see the scale impact of it. But typically, we think about them on a three year time horizon. If the macro gives us a little bit of an uplift and it's a bit of a recovery scenario, you think about what Fritz just said in the previous question around excess capacity. Well, you have fixed costs that are just associated with running these terminals. Obviously, you've got variable costs there as well, but the fixed costs are going to scale even more so in an uplift environment. That's what gets us so excited about this.

In a volume uplift environment, you're not having to add costs at a one-for-one level. We can scale the investments that we've made are not for the results in these terminals in the next three months or six months. It's a three, five, ten year investment that we're making these in. But that means that there are fixed costs embedded in those and inefficiencies that aren't in some of the markets that have been open for much longer. So, we get really excited about the opportunity to scale just because we're really the only one that's opened these many new terminals in a short period of time. It's the right long-term move and it really sets us up to take advantage in a bit of a better macro.

Jason Seidl

Right, that makes sense. Just a quick follow-up on the insurance side. Given sort of the rise that we've seen in sort of the mini-nuclear verdicts that's been more recently, any thought given to maybe upping your self-insurance level going forward?

Matt Batteh

We're always looking at unique ways and conversations around our insurance tower. We factor in a lot of different things as we're going through those negotiations and the renewals. I think very important, we've said this for a long period of time, we invest and we'll continue to invest in every piece of safety technology, best-in-class equipment with all safety technology on it. So, we're never going to take a break from that, but the environment is inflationary. I mean, you hear everybody talk about that. So, the best way to prevent that is to have fewer incidents, and we are pleased with the progress we've made this year. We have a pretty wide-ranging discussion every time on the insurance renewal side. So, there's no stone unturned when we're talking about those things.

Fritz Holzgrefe

I would challenge that Saia likely has, if not the top, from a safety feature set, fleet as anybody in the business. We have never cut corners on that, driver-facing, forward-facing cameras, all the accident mitigation technology on board, and training to support that. That's important to us. The most important thing we can do around safety is to keep our drivers safe and get them home safely. That's how you save on insurance, get people back home safe, back to work tomorrow safe.

Jason Seidl

Appreciate the time, as always, guys.

Operator

The next question comes from Eric Morgan with Barclays. Please go ahead.

Eric Morgan

Good morning. Thanks for taking my question. I just wanted to follow up on the last one on insurance. I know you said you don't think we should be including the prior period developments in the run rate. So, just want to clarify if we back out the $4.7 million from the quarter, I think insurance costs would have come down sequentially a healthy amount to like $20 million. So, just want to double-check if that $20 million or so is the run rate you're thinking going forward. And if so, what's kind of driving that sequential improvement? I know you've mentioned claims ratio improved there. So, not sure if that's a factor as well. Thanks.

Matt Batteh

The math you did, Eric, is right on the impact of that. So, that would point to us having, and what was embedded in our guide, a pretty good quarter from an experience standpoint. I think you've got to use a longer-term average, certainly, when you're thinking about it from a modeling standpoint. You'll look in our history, and you'll see pluses and minuses and just how that moves throughout the year. Environment's going to continue to be inflationary, but I think importantly, as Fritz noted a second ago, we've spent a lot of time and will continue to on the training. We were seeing it in our results and we continue to. Preventable accidents down 21% compared to the prior year and that was embedded in some of that Q4 look, but I think you've got to use a longer-term average.

These discrete ones aren't part of the run rate moving forward, but that line continues to be inflationary and I think it's fair to use more of a longer-term average with some inflation on top of it.

Fritz Holzgrefe

Then when we build in our guides, we think about what OR improvements are, that's assuming what we understand to be about sort of a normal case development. The handful that we called out here were extraordinary in the sense that, you know, the tail on them. But, when we think about the guide, we appreciate that that is an inflationary line. So, we try to include that in that analysis, and that would include some development of cases that have happened over time.

So, Matt's description around looking at that over time is important.

Eric Morgan

Thanks for the time.

Operator

The next question comes from Harrison Bauer with Susquehanna. Please go ahead.

Harrison Bauer

Great. Thanks for taking my question and squeezing me in here. Matt, building off some of your thoughts on fixed versus variable costs, some of your peers have offered what their view is on incremental margins in the early stages of a growing tonnage environment. Considering you've similarly invested heavily into your network with ample capacity, as you get this network running, can you share what your views are for incremental margins in your business before you'd have to invest materially in more capacity, and if that's drastically different from the 40% plus that your peers have described? Thank you.

Matt Batteh

No. To Fritz's earlier point, this is why we did this. We do have these costs that are associated with opening 39 terminals over the past three or so years, but we feel really poised to scale out of that. We think about those same types of numbers in a slight uptick environment. Then certainly, if it escalates further, a 30% to 40% incremental margin number, you'll see that probably in excess of that in some of these markets that are relatively new because you're not adding costs at the same pace as what the volume and the revenue's coming in. Which is part of having a national network and part of why we scaled, and history proves that point.

If you go look at the execution and the incremental margins post the northeast expansion, that's exactly what we saw. There's nothing that stops us from getting to that point, so that's exactly how we think about it. If the environment runs a little bit further or faster and the capacity environment tightens, we feel like we can outperform that. That's absolutely the types of numbers that we think about.

Harrison Bauer

Thanks.

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to Fritz Holzgrefe, Saia's President and Chief Executive Officer, for any closing remarks.

Matt Batteh

Betsy, it looks like one more person popped in the queue. Could we answer? Can we get Tyler?

Operator

My apologies. The next question comes from Tyler Brown with Raymond James. Please go ahead.

Tyler Brown

Thanks, guys. Thanks for squeezing me in. I just had a couple of quick ones. So, Fritz, I think you talked about your $2 billion investment, that was obviously largely on real estate. I think you just gave capex guide of $350 to $400 million, but Matt, where would you peg maintenance capex? And is this year's capex largely just fleet and fleet catch-up?

Matt Batteh

There was a lot, obviously, in real estate over that past period, but there's also a big investment in equipment over the past couple of years. If you look at the past couple of years, the biggest tractor investment in company history and the biggest trailer investment in company history, a lot of that was to catch up with all the volume growth over the past several years. So, it is a lot real estate, but it's also a lot equipment as well in that period.

From a maintenance capex standpoint, that's really what this year is from an equipment standpoint, is maintenance capex. Obviously, volumes are a little bit down compared to where we expected them to be when we walked into 2025, so we feel really good about the equipment pool. That is inflationary, just like every other line of our business. But from an equipment side, it's really a maintenance-ish buy this year, for sure.

Tyler Brown

Okay. So, it feels that you guys will be still cash generative. You should have solid free cash. Your leverage is very manageable. M&A probably isn't a story. And clearly, Fritz, you see a ton of upside. So, does there come a point that you guys will contemplate additional shareholder returns, maybe through a buyback? Or will you guys hold capital back for another capex cycle down the road? How do you guys think about that over the next couple of years? Thanks.

Fritz Holzgrefe

So, I would say all those things are in play. So, first of all, we understand and respect the fact we are stewards of the shareholders' capital. So, as this business generates returns, we'll consider buybacks, dividend, whatever that might be. But that's important, right, because this is a business that we expect to generate a return. At the same time, I think that we're going to have to balance that with opportunities that will be presented to us as the market adjusts, as terminals become available in markets that we don't necessarily service as well as we would like to. We've got 213 facilities right now nationwide and I think that potentially goes to 230. I think that potentially, there's some markets where we may have to build.

There can be other markets where I think we're going to be able to find available real estate. So, we're going to have to balance the deployment of capital in that way. I think the way to think about that is we're going to be stewards first and foremost, to the extent the investment opportunities present themselves, those are going to be accretive from a return on invested capital as well. That would further fund shareholder returns in future years because I think there's a lot of growth potential in this business, still. So, we're excited about that opportunity.

Matt Batteh

I think important to add to that, Tyler, too, the point you made at the beginning of being free cash flow generative this year is a big deal. That's what we expect to be.

Tyler Brown

Yep. Perfect. Okay. Thanks, guys.

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to Fritz Holzgrefe, Saia's President and Chief Executive Officer, for any closing remarks.

Fritz Holzgrefe

Thank you, operator, and thanks to all that have called in. At Saia, we believe that our value proposition for the customer continues to be significant. We look forward to talking about the success we will achieve in the quarters and years to come. Thanks all, for the time.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.